Exhibit 10.2
SEVERANCE AND CHANGE OF CONTROL AGREEMENT
This Severance and Change of Control Agreement (the “Agreement”) is made and entered into on February 24, 2025, by and between Myriad Genetics, Inc., a Delaware corporation (the “Company”), and Samraat S. Raha (“Employee”).
WHEREAS, Employee and the Company previously entered into a Severance and Change of Control Agreement dated December 11, 2023 (the “Original Severance Agreement”);
WHEREAS, Employee and the Company have entered into an employment agreement dated February 24, 2025 (the “Employment Agreement”) which provides that Employee’s role will transition from Chief Operating Officer to become the Company’s President and Chief Executive Officer effective as of April 30, 2025 (the “Effective Date”); and
WHEREAS, Employee and the Company desire to enter into a new agreement addressing severance generally as well as severance in the specific circumstances of a Change of Control (as defined below) of the Company, as of and following the Effective Date; and
WHEREAS, this Agreement is the Exhibit A to the Employment Agreement and is being entered into in accordance with Section 8(b) of the Original Severance Agreement.
NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:
1.Definitions.
(a)        Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean Employee’s inability to perform Employee’s duties with the Company for one hundred twenty (120) days or more (cumulative or consecutive) within any twelve (12) month period as a result of Employee’s physical or mental condition, subject to documentation by a medical expert appointed by mutual agreement between the Company and Employee who has examined Employee.
(b)        Definition of “Cause”. As used herein, “Cause” shall mean: (i) Employee’s gross negligence in the performance of Employee’s duties to the Company; (ii) Employee’s willful misconduct, embezzlement, misappropriation, fraud, or professional dishonesty; (iii) Employee’s material breach of any non-disclosure, invention assignment, non-competition, or similar agreement between Employee and the Company; (iv) Employee’s commission of a felony or of a crime involving moral turpitude; (v) Employee’s willful and material failure to comply with lawful directives of the Board; or (vi) Employee’s willful and material breach of a material provision of any employment agreement between Employee and the Company or willful and material violation of a material provision of any written Company employment policy applicable to its senior executive officers; provided that (A) the Company provides Employee with written notice that the Company intends to terminate Employee’s employment hereunder for one of the circumstances set forth in this Section 1(b) within sixty (60) days of the Board’s knowledge of such circumstance(s) occurring (which notice shall set forth in reasonable detail the

Exhibit 10.2
circumstance(s) that the Company alleges constitute(s) Cause), (B) in the event that a circumstance described in subsection (v) or (vi) is capable of being cured, Employee has failed to cure such circumstance within a period of thirty (30) days after the date of receipt of such written notice, and (C) the Company terminates Employee’s employment within sixty five (65) days from the date of the notice referred to in clause (A). Conduct shall not be considered “willful” unless done (or omitted to be done) not in good faith and without a reasonable belief that such conduct (or lack thereof) was in the best interest of the Company.
(c)        Definition of “Good Reason”. As used herein, “Good Reason” shall mean: (i) a material diminution in Employee’s duties, authority or responsibilities; (ii) a material diminution in Employee’s Base Salary, other than a reduction of similar magnitude to the base salaries of other Company senior executives if there is a reduction of Company senior executive base salaries generally, or a failure by the Company to provide the compensation and benefits provided for in this Agreement; or (iii) a material breach by the Company of this Agreement or any other agreement between the Company and Employee; provided that (A) Employee provides the Company with written notice that Employee intends to terminate Employee’s employment hereunder for one of the circumstances set forth in this Section 1(c) within sixty (60) days of such circumstance occurring (which notice shall set forth in reasonable detail the circumstance(s) that Employee alleges constitute(s) Good Reason), (B) if such circumstance is capable of being cured, the Company has failed to cure such circumstance within a period of thirty (30) days after the date of receipt of such written notice, and (C) Employee terminates Employee’s employment within sixty five (65) days from the date of the notice referred to in clause (A). For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason, and failure to adhere to such conditions in the event of a specific occurrence of Good Reason shall not disqualify Employee from asserting Good Reason for any subsequent occurrence of Good Reason. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and any successor statute, regulation and guidance thereto.
(d)        Definition of “Change of Control”. As used herein, a “Change of Control” shall mean the occurrence of any of the following events: (A) Ownership: any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, any subsidiary of the Company, or any employee benefit plan of the Company); or (B) Merger/Sale of Assets: (1) a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such entity, as the case may be, outstanding immediately after such merger or

Exhibit 10.2
consolidation; or (2) the sale or disposition by the Company of all or substantially all of the Company’s assets; or (C) Board Change: a change in the Board or its members such that individuals who, as of December 11, 2023 or, if later, the date that is one year prior to such change (the later of such two dates referred to herein as the “Measurement Date”), constitute the Board (the “Incumbent Board”) cease to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (including for these purposes, any new members whose election or nomination was so approved, without counting the member and his or her predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.
2.Payments upon Termination.
(a)        Accrued Obligations. Employee’s employment is “at will,” meaning that Employee or the Company may terminate Employee’s employment at any time for any or no reason. In the event of the termination of Employee’s employment for any reason, the Company shall pay Employee the “Accrued Obligations,” defined as: (i) the portion of Employee’s base salary that has accrued prior to any termination of Employee’s employment with the Company and has not yet been paid (to be paid on or promptly after the date of termination of employment); (ii) any annual bonus previously earned by Employee with respect to the fiscal year prior to the year in which separation occurs and not yet paid (to the extent such annual bonus would have been payable had Employee’s employment with the Company continued and to be paid when such annual bonus would have otherwise been paid had Employee’s employment with the Company continued) (provided that this clause (ii) shall not apply, and shall not be included as a component of the Accrued Obligations, in the event of a termination by the Company for Cause or by Employee without Good Reason); (iii) the amount of any expenses properly incurred by Employee on behalf of the Company prior to any such termination and not yet reimbursed (to be paid in the normal course); and (v) Employee’s entitlement to any other compensation or benefit under any retirement, health, welfare or other plan of the Company (which shall be governed by, and determined and paid in accordance with, the terms of the applicable plan, except as otherwise specified in this Agreement).
(b)        Termination by the Company for Cause or by Employee without Good Reason. If Employee’s employment is terminated by the Company for Cause or by Employee without Good Reason, then the Company shall pay the Accrued Obligations to Employee and shall have no further payment or benefit obligation to Employee. Without limiting the foregoing: (i) in the event of a termination by the Company for Cause, all vested and unvested equity grants automatically shall terminate and be forfeited; and (ii) in the event of a termination by Employee without Good Reason, any unvested portion of equity grants automatically shall terminate and be forfeited, and Employee shall have no right to vest in or further acquire any portion of such unvested equity grant.

Exhibit 10.2
(c)       Termination by the Company without Cause, Disability or Death, or by Employee for Good Reason. In the event that: (i) Employee’s employment is terminated by action of the Company other than for Cause, Disability or death, or (ii) Employee terminates Employee’s employment for Good Reason, then, in addition to the Accrued Obligations, Employee shall receive the following, subject to the terms and conditions of Section 3(a):
(i)        Severance Payment. Payment in an amount equal to 200% of the sum of Employee’s then-current base salary (disregarding any reduction to such base salary amount effected in the twelve months prior to Employee’s termination of employment) plus Employee’s then-current target amount of annual bonus (disregarding any reduction to such target amount effected in the twelve months prior to Employee’s termination of employment), paid in one lump sum amount within sixty (60) days following Employee’s last day of employment with the Company (Employee’s last day of employment with the Company, the “Separation Date”), less customary and required taxes and employment-related deductions.
(ii)        Pro-Rata Severance Bonus. Payment in an amount equal to a pro-rata portion of Employee’s then-current target amount of annual bonus (disregarding any reduction to such target amount effected in the twelve months prior to the Separation Date) for the fiscal year in which the Separation Date occurs (such pro-ration based on the portion of the fiscal year worked prior to the Separation Date), paid in one lump sum amount within sixty (60) days following the Separation Date, less customary and required taxes and employment-related deductions.
(iii)        Equity Vesting. Equity awards granted to Employee and outstanding immediately prior to the Separation Date shall vest on the Separation Date to the extent scheduled to vest on or before the date two (2) years following the Separation Date. For purpose of determining the portion of equity awards that vest under this Section 2(c)(iii): (A) any annual vesting installments shall be deemed to vest in monthly installments over the applicable 2-year period (i.e., an equity award initially scheduled to vest in annual installments over a two-year period shall, for purposes of determining such acceleration, be considered to vest in twenty four (24) monthly installments over that same two-year period, and vesting shall include any fully-completed month within such 2-year period), and (B) any outstanding equity award with an unsatisfied performance-based condition shall remain outstanding and, if the applicable performance condition is satisfied during such two (2) year period, shall, to the extent so earned, vest to the extent scheduled to vest within such two-year period upon satisfaction of such performance-based condition.
(iv)        Benefits Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay or reimburse Employee for the premiums charged to continue Employee’s medical coverage pursuant to COBRA, at the same or reasonably equivalent medical coverage for Employee (and, if applicable, Employee’s eligible dependents) as in effect immediately prior to the Separation Date,

Exhibit 10.2
until the earlier to occur of eighteen (18) months following the Separation Date or the date Employee begins employment with another employer.
(d)        Termination by the Company as a Result of Employee’s Disability or Death. In the event that Employee’s employment hereunder is terminated by the Company as a result of Employee’s Disability or death, then, in addition to the Accrued Obligations, Employee (or Employee’s estate as applicable) shall receive the following, subject to the terms and conditions of Section 3(a):
(i)         Pro-Rata Severance Bonus. Payment in an amount equal to a pro-rata portion of Employee’s then-current target amount of annual bonus (disregarding any reduction to such target amount effected in the twelve months prior to the Separation Date) for the fiscal year in which the Separation Date occurs (such pro-ration based on the portion of the fiscal year worked prior to the Separation Date), paid in one lump sum amount within sixty (60) days following the Separation Date, less customary and required taxes and employment-related deductions.
(ii)         Equity Vesting. Pro-rata vesting of Employee’s time-based equity awards based on the period of employment between the most recent vesting date prior to the Separation Date and the Separation Date and including any time-based vesting of performance-based awards that the Compensation Committee determines to have been earned based on achievement of applicable milestones prior to the Separation Date. For purpose of determining the portion of equity awards that vest under this Section 2(d)(ii), any annual vesting installments shall be deemed to vest in monthly installments over the applicable year of service (i.e., an equity award initially scheduled to vest in annual installments over a two-year period shall, for purposes of determining such acceleration, be considered to vest in twenty four (24) monthly installments over that same two-year period, and vesting shall include any fully-completed month within such 2-year period).
The severance payments and benefits described in Section 2(d) shall not be in addition to the severance payments and benefits described in Section 2(c). In the event that Employee is eligible for the severance payments and benefits under Section 2(d), Employee shall not be eligible for the severance payments and benefits under Section 2(c).
(e)        Termination by the Company other than for Cause, Disability or Death, or by Employee for Good Reason, In Connection with a Change of Control. In the event that a Change of Control (as defined below) occurs, and within a period of three (3) months prior to, upon, or within twenty four (24) months following a Change of Control, either: (i) Employee’s employment is terminated by the Company other than for Cause, Disability or death, or (ii) Employee terminates Employee’s employment for Good Reason, then, in addition to the Accrued Obligations, Employee shall receive the following, subject to the terms and conditions in Section 3(a):
(i)        Severance Payment. Employee shall receive the severance payment described in Section 2(c)(i), subject to the terms and conditions described therein.

Exhibit 10.2
(ii)        Pro-Rata Severance Bonus. Employee shall receive the severance bonus described in Section 2(c)(ii), subject to the terms and conditions described therein.
(iii)        Equity. All equity awards granted to Employee and outstanding on the date of termination shall immediately accelerate and vest, subject to the terms of any applicable equity plan and equity agreements.
(iv)        Benefits Payments. Employee shall receive the benefits payments described in Section 2(c)(iv), subject to the terms and conditions described therein.
The severance payments and benefits described in Section 2(e) shall not be in addition to the severance payments and benefits described in Section 2(c). In the event that Employee is eligible for the severance payments and benefits under Section 2(e), Employee shall not be eligible for the severance payments and benefits under Section 2(c).
3.Conditions on Termination Payments under Section 2.
(a)        Separation Agreement; Timing of Severance Benefits. Provision of any severance payments, benefits, and equity described in Sections 2(c), 2(d) and 2(e) (collectively “Severance Benefits”) is expressly conditioned on Employee’s execution without revocation of a separation agreement in a form acceptable to the Company, which shall include a release of claims and standard terms regarding non-disparagement, confidentiality, continuation of covenants, cooperation and the like (the “Separation Agreement”). The Separation Agreement shall be provided to Employee within ten (10) days following separation from service and be signed and irrevocable no later than sixty (60) days following Employee’s separation from service. The Company shall commence payment of Severance Benefits on the next regular payroll date following the date on which the Separation Agreement becomes signed and irrevocable, provided that: (i) if the 60-day period during which the Separation Agreement is required to become signed and irrevocable crosses a tax year, then provision of the Severance Benefits shall be delayed until the second tax year; (ii) if applicable, the first payment of the Severance Benefit shall include all amounts that the Company would otherwise have paid to Employee between the date on which the termination of Employee’s employment became effective and the date of the first payment; and (iii) equity awards included in the Severance Benefits shall vest on the date in such 60-day period that the Separation Agreement becomes signed and irrevocable, provided if the 60-day period during which the Separation Agreement is required to become signed and irrevocable crosses a tax year, then such equity awards shall vest on the later of the date the Separation Agreement becomes signed and irrevocable and January 1 of the second tax year.
(b)        COBRA. If the payment of any COBRA or health insurance premiums by the Company on behalf of Employee as described herein would otherwise violate any applicable nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the COBRA premiums paid by the Company shall be treated as taxable payments (subject to customary and

Exhibit 10.2
required taxes and employment-related deductions) and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code. If the Company determines in its reasonable discretion that it cannot provide the COBRA benefits described herein under the Company’s health insurance plan without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Employee a taxable lump sum payment in an amount equal to the sum of the monthly (or then remaining) COBRA premiums that Employee would be required to pay to maintain Employee’s group health insurance coverage in effect on the Separation Date for the remaining portion of the period for which Employee shall receive the payments described in Sections 2(c) or 2(e) above, and subject to Section 3(a) above.
(c)        Forfeiture/Clawback. The compensation described in this Agreement shall be subject to any forfeiture or clawback policy established by the Company generally for employees from time to time, including to the extent the forfeiture or clawback is required by the Sarbanes-Oxley Act of 2002 or other applicable law.
(d)        Property and Records. Upon the termination of Employee’s employment for any reason, or if the Company otherwise requests, Employee shall: (a) return to the Company all Company confidential information and copies thereof (regardless of how such confidential information or copies are maintained) then in Employee’s possession; and (b) deliver to the Company any property of the Company which may be in Employee’s possession, including, but not limited to, cell phones, smart phones, laptops, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same; provided that Employee may retain copies of applicable benefit plans, contracts to which Employee personally (i.e., not in Employee’s capacity as a Company employee) is a party, and Employee’s personal contacts, calendars, and correspondence.
4.        Certification Regarding Conflicting Obligations. Employee hereby represents and warrants that the execution of this Agreement and the performance of Employee’s obligations hereunder shall not breach or be in conflict with any other agreement to which Employee is a party or is bound, or any other obligation or undertaking of Employee.
5.        Taxation. All compensation, payments and benefits provided to Employee hereunder shall be subject to applicable and customary withholdings and deductions as required under law, statute, regulation, rule or term of any employee benefit plan in which Employee participates.
6.        Code Section 409A.
(a)        Employee acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Code Section 409A.

Exhibit 10.2
(b)        In the event that the payments or benefits set forth in Section 2 of this Agreement constitute “non-qualified deferred compensation” subject to Code Section 409A, then the following conditions apply to such payments or benefits:
(i)        Any termination of Employee’s employment triggering payments or benefits under Section 2 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Employee’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Employee to the Company at the time Employee’s employment terminates), any such payments under Section 2 that constitute deferred compensation under Code Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 6(b) shall not cause any forfeiture of benefits on Employee’s part, but shall only act as a delay until such time as a “separation from service” occurs.
(ii)        Notwithstanding any other provision with respect to the timing of payments under Section 2 if, on the date of termination of Employee’s employment, Employee is deemed to be a “specified employee” of the Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Code Section 409A, any payments to which Employee may become entitled under Section 2 which are subject to Code Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Employee’s employment, at which time Employee shall be paid an aggregate amount equal to the accumulated, but unpaid, payments or benefits otherwise due to Employee under the terms of Section 2.
(c)        It is intended that each installment of the payments and benefits provided under Section 2 of this Agreement shall be treated as a separate “payment” for purposes of Code Section 409A. Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Code Section 409A, or liability for increased taxes, excise taxes or other penalties under Code Section 409A. The parties intend this Agreement to be in compliance with Code Section 409A.
7.        Code Section 280G.
(a)        If any payment or benefit Employee would receive under this Agreement, when combined with any other payment or benefit Employee receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would constitute a “parachute payment” within the meaning of Code Section 280G and, but for this sentence, be subject to the excise tax imposed by

Exhibit 10.2
Code Section 4999 (the “Excise Tax”), then such Payment shall be either: (i) the full amount of such Payment; or (ii) such lesser amount (a “Reduced Payment”) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.
(b)        With respect to Section 7(a), if there is more than one method of reducing the Reduced Payment amount that would result in no portion of the Payment being subject to the Excise Tax, then the Payment shall be reduced or eliminated in the following order: (i) cash payments; (ii) taxable benefits; (iii) nontaxable benefits; and (iv) accelerated vesting of equity awards in a manner that maximizes the amount to be received by Employee.
(c)        The determination of whether Section 7(a)(i) or (ii) applies, and the calculation of the amount of the Reduced Payment if applicable, shall be performed by a nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations to both the Company and Employee within fifteen (15) business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company, in a form that can be relied upon for tax filing purposes. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
(d)        Employee may receive a Payment that is, in the aggregate, either more or less than the amount described in Section 7(a)(i) or (ii) (as applicable, an “Overpayment” or “Underpayment”). If it is finally determined by a court of competent jurisdiction pursuant to a final non-appealable judgment, or the Internal Revenue Service, or by the Accounting Firm upon request by either the Company or Employee, that an Overpayment or Underpayment has been made, then: (i) in the event of an Overpayment, Employee shall promptly repay the Overpayment to the Company, together with interest on the Overpayment at the applicable federal rate from the date of Employee’s receipt of such Overpayment until the date of such repayment; and (ii) in the event of an Underpayment, the Company shall promptly pay an amount equal to the Underpayment to Employee, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Employee had the provisions of Section 7(a)(ii) not been applied until the date of payment.
8.        General.
(a)        Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; or (iii) by certified or registered mail, return receipt requested, upon verification of receipt.
Notices to Employee shall be sent to:

Exhibit 10.2
The last known address in the Company’s records or such other address as Employee may specify in writing.
Notices to the Company shall be sent to:
Myriad Genetics, Inc.
322 N. 2200 West
Salt Lake City, Utah 84116
Attn: Chief Legal Officer or, in the case of notices from the Chief Legal Officer to the Company, Attn: Chair or to such other the Company representative as the Company may specify in writing.

(b)        Modifications; Amendments; Waivers; Consents. The terms of this Agreement may be modified or amended only by written agreement executed by the parties hereto. The terms of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given and shall not constitute a continuing waiver or consent.
(c)        Assignment. The Company shall require any successor to all or substantially all of the Company’s business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Employee may not assign Employee’s rights and obligations under this Agreement without the prior written consent of the Company.
        (d)        Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Utah, without giving effect to any choice or conflict of law provision or rule. Any legal action permitted by this Agreement to enforce an award or for a claimed breach shall be governed by the laws of the State of Utah and shall be commenced and maintained solely in any state or federal court located in the State of Utah, and both parties hereby submit to the jurisdiction and venue of any such court.
(e)        Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.
(f)        Entire Agreement. This Agreement, together with any other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and, as of the Effective Date, supersedes all prior oral or written agreements and understandings relating to the subject matter hereof (including, but not limited to, the Original Severance Agreement). For the avoidance of doubt, the Original Severance Agreement shall remain in full force and effect through the day before the

Exhibit 10.2
Effective Date. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.
(g)        Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).
(h)        Not Employment Contract. Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue Employee’s employment for any period of time, does not change the at-will nature of Employee’s employment, and does not supersede the Employment Agreement.
This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes an electronic signature shall be treated as an original.
[Signature Page to Follow]

Exhibit 10.2
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EMPLOYEE	MYRIAD GENETICS, INC.
/s/ Samraat S. Raha	/s/ S. Louise Phanstiel
Name: Samraat S. Raha	Name: S. Louise Phanstiel
Title: Chair of the Board of Directors